SUB-ADVISORY AGREEMENT

     AGREEMENT dated as of February 11, 2004 between Endowment Advisers, L.P., a Delaware limited partnership having its principal place of business in Texas (herein called the "Adviser"), The Endowment Fund GP, L.P., a Delaware limited partnership having its principal place of business in Texas (as the general partner of the Adviser, and referred to herein as the "General Partner") and Willingham Asset Management Inc., a U.S. Corporation with its principal place of business in Texas (herein called the "Sub-Adviser").

     WHEREAS, The Endowment Master Fund, L.P. (the "Master Fund"), a Delaware limited partnership having its principal place of business in Texas, is registered as a closed-end, management investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

     WHEREAS, The Endowment Registered Fund, L.P. (the "Feeder Fund"), a Delaware limited partnership having its principal place of business in Texas, also is registered as a closed-end, management investment company under the 1940 Act, and invests substantially all of its investable assets in The Endowment Master Fund, L.P. (The Endowment Master Fund, L.P. and The Endowment Registered Fund, L.P. each being referred to individually and collectively as the "Fund," except where reference is specifically made to the "Master Fund" or the "Feeder Fund");

     WHEREAS, the Fund has retained the Adviser to provide or procure investment advisory services on behalf of the Fund;

     WHEREAS, the Adviser wishes to retain the Sub-Adviser to assist the Adviser in providing investment advisory services in connection with such portion of the portfolio of the Fund as now or hereafter may be identified by the Adviser to the Sub-Adviser; and

     WHEREAS, the Sub-Adviser is willing to provide such services to the Adviser upon the terms and conditions and for the compensation set forth below.

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, it is agreed between the parties hereto as follows:

     1.      Appointment. The Adviser hereby appoints the Sub-Adviser its sub-adviser with respect to a certain portion of the Fund as provided for in the investment management agreement between the Adviser and the Fund dated as of March 9, 2004 (such Agreement or the most recent successor advisory agreement between such parties is herein called the "Investment Management Agreement"). The Sub-Adviser accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.

     2.     Delivery of Documents. The Adviser shall provide to the Sub-Adviser copies of the Fund's most recent private placement memorandum (including any supplement thereto) relating to limited partnership interests ("Interests") in the Fund (each such private placement memorandum, and as amended or supplemented from time to time, "Memorandum").

     3.     Sub-Advisory Services to the Fund.

             (a)     Subject to the supervision and oversight of the Adviser and the board of directors of the Fund (the "Board"), the Sub-Adviser will manage the day to day operations of the portion of the Fund allocated by the Adviser to the Sub-Adviser and perform the following services, among others: (i) provide investment research and credit analysis concerning the Fund's investments; (ii) conduct a continual program of investment of such portion of the Fund; (iii) place orders for all purchases and sales of the investments made for such portion of the Fund; (iv) maintain the books and records required in connection with its duties hereunder; and (v) keep the Adviser informed of developments materially affecting such portion of the Fund.

             (b)    The Sub-Adviser shall use the same skill and care in providing such services as it uses in providing services to fiduciary accounts for which it has investment responsibilities.

             (c)     The Sub-Adviser will provide the services rendered by it hereunder in accordance with the Fund's investment objectives, policies and restrictions as stated in the Memorandum.

             (d)     The Sub-Adviser will maintain records of the information set forth in Paragraph 3(c) hereof with respect to the securities transactions of the Fund and will furnish the Board with such periodic and special reports as the Board may reasonably request.

             (e)     The Sub-Adviser will promptly review all (1) reports of current security holdings in the portion of the Fund it manages, (2) summary reports of transactions and pending maturities (including the principal, cost and accrued interest on each portfolio security in maturity date order) and (3) current cash position reports (including cash available from portfolio sales and maturities and sales of the Interests less cash needed for repurchases of Interests and settlement of portfolio purchases), all within a reasonable time after receipt thereof from the Fund and will report any errors or discrepancies in such reports to the Fund or its designee within three (3) business days after discovery of such discrepancies.

             (f)     The Sub-Adviser acknowledges that the Fund may engage in certain transactions in reliance on exemptions under Rule l0f-3, Rule 12d3-1, Rule 17a-10 and Rule 17e 1 under the 1940 Act. Accordingly, the Sub-Adviser hereby agrees that it will not consult with any other Sub-Adviser of the Fund, or an affiliated person of such other Sub-Adviser, concerning transactions for the Fund in securities or other fund assets. The Sub-Adviser shall be limited to providing investment advice with respect to only the discrete portion of the Fund's portfolio as may be determined from time to time by the Adviser, and shall not consult with any other sub-adviser as to any other portion of the Fund's portfolio concerning transactions for the Fund in securities or other assets.

             (g)     The Sub-Adviser will vote all proxies solicited by or with respect to issuers of securities in which assets of the Fund that it manages may be invested from time to time consistent with the Sub-Adviser's proxy voting policies and procedures, as approved by the Board or, in the absence of such approval, consistent with the Fund's proxy voting policies and procedures.

             (h)     Upon reasonable request by the Adviser, the Sub-Adviser shall assist the Fund and its agents in determining whether prices obtained for valuation purposes accurately reflect market price information relating to the assets of the Fund for which the Sub-Adviser has responsibility, provided that the Sub-Adviser is not responsible for pricing securities for any portion of the Fund's portfolio that the Sub-Adviser does not manage. The Sub-Adviser may rely on prices provided to the Fund by a pricing service engaged by the Fund.

     4.     Brokerage. The Sub-Adviser may place orders pursuant to its investment determinations for the Fund either directly with the issuer or with any broker or dealer, except as provided otherwise in this paragraph. In placing orders, the Sub-Adviser will consider the experience and skill of the firm's securities traders, as well as the firm's financial responsibility and administrative efficiency. The Sub-Adviser will attempt to obtain the best price and the most favorable execution of its orders. Consistent with these obligations, the Sub-Adviser may, subject to the approval of the Board, select brokers on the basis of the research, statistical and pricing services they provide to the Fund, subject to applicable regulation. A commission paid to such brokers may be higher than that which another qualified broker would have charged for effecting the same transaction, provided that the Sub-Adviser determines in good faith that such transaction is reasonable in terms either of the transaction or the overall responsibility of the Sub-Adviser to the Fund and its other clients and that the total commissions paid by the Fund will be reasonable in relation to the benefits in the Fund over the long term. In no instance will portfolio securities be purchased from or sold to the Fund's Placement Agent (as defined in the Memorandum), the Adviser, or any affiliate thereof (as the term "affiliate" is defined in the 1940 Act), except to the extent permitted by exemptive order of the Securities and Exchange Commission ("SEC") or by applicable law.

     5.     Compliance with Laws; Confidentiality.

             (a)     The Sub-Adviser agrees that it will comply with all applicable laws, rules and regulations of all federal and state regulatory agencies having jurisdiction over the Sub-Adviser in performance of its duties hereunder (herein called the "Rules," and each a "Rule").

             (b)     The Sub-Adviser will treat confidentially and as proprietary information of the Fund all records and information relative to the Fund and prior, present or potential limited partners or general partners, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where the Sub-Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

     6.     Control by Board. Any activities undertaken by the Sub-Adviser on behalf of the Fund pursuant to this Agreement shall at all times be subject to any applicable directives of the Board.

     7.     Services Not Exclusive. The Sub-Adviser's services hereunder are not deemed to be exclusive, and the Sub-Adviser shall be free to render similar or dissimilar services to others so long as its services under this Agreement are not impaired thereby.

     8.     Books and Records. In compliance with the requirements of Rule 31a-3 of the Rules, and any other applicable Rule, the Sub-Adviser hereby agrees that all records which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund any such records upon the Fund's request. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 and any other applicable Rule, the records required to be maintained by the Sub-Adviser hereunder pursuant to Rule 3la-1 and any other applicable Rule.

     9.     Expenses. During the term of this Agreement, the Sub-Adviser will bear all expenses incurred by it in connection with the performance of its services under this Agreement other than the cost of securities (including brokerage commissions, if any) purchased for the Fund. Notwithstanding the foregoing, the Sub-Adviser shall not bear expenses related to the operation of the Fund including, but not limited to, taxes, interest, brokerage fees and commissions and any extraordinary expense items.

     10.     Compensation. For the services provided and the expenses assumed pursuant to this Agreement, the Adviser will pay the Sub-Adviser and the Sub-Adviser will accept as full compensation therefor a fee computed quarterly and paid quarterly in arrears on the first business day of each quarter equal to the lesser of (i) the fee at the applicable annual rates set forth on Schedule A hereto or (ii) such fee as may from time to time be agreed upon in writing by the Adviser and the Sub-Adviser. If the fee payable to the Sub-Adviser pursuant to this paragraph begins to accrue after the beginning of any quarter or if this Agreement terminates before the end of any quarter, the fee for the period from such date to the end of such quarter or from the beginning of such quarter to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full quarter in which such effectiveness or termination occurs. For purposes of calculating fees, the value of the Fund's net assets shall be computed in the manner specified in the Memorandum and the Fund's limited partnership agreement for the computation of the value of the Fund's net assets in connection with the determination of the net asset value of the Interests. The Sub-Adviser acknowledges and agrees that its compensation shall be based on the value of the Fund's net assets as determined prior to payment of such compensation, and that any subsequent determination, such as after the Fund's annual audit, regarding the value of the Fund's net assets shall not affect the amount of compensation that was previously determined for the Sub-Adviser. Payment of compensation to the Sub-Adviser under this Agreement shall be the sole responsibility of the Adviser and shall in no way be an obligation of the Fund.

11.     Limitation of Liability; Indemnification.

             (a)     In connection with the Sub-Adviser's discharge of its obligations undertaken or reasonably assumed with respect to this Agreement, the Sub-Adviser will not be liable for any error of judgment or mistake of law or for any loss suffered by the Adviser or the Fund in connection with matters to which this Agreement relates, except for loss resulting from the Sub-Adviser's willful misfeasance, bad faith, gross negligence or reckless disregard of its duties hereunder.

             (b)    The Sub-Adviser shall indemnify and hold harmless the Adviser, the Fund and their respective directors, general partners, officers and employees from any and all claims, losses, expenses, obligations and liabilities (including reasonable attorneys fees) arising or resulting from the Sub-Adviser's willful misfeasance, bad faith, gross negligence or reckless disregard of its duties hereunder.

             (c)     The Adviser shall indemnify and hold harmless the Sub-Adviser and its respective directors, officers and employees from any and all claims, losses, expenses, obligations and liabilities (including reasonable attorneys fees) arising or resulting from the Adviser's willful misfeasance, bad faith, gross negligence or reckless disregard of its duties hereunder.

             (d)     The Adviser shall be responsible at all times for supervising the Sub-Adviser, and this Agreement does not in any way limit the duties and responsibilities that the Adviser has agreed to under the Investment Management Agreement.

     12.    Duration and Termination. This Agreement shall become effective as of the date hereof provided that it shall have been approved by vote of a majority of the outstanding voting securities of the Fund (i.e., a majority by value of the Interests) and, unless sooner terminated as provided herein, shall continue with respect to the Fund for an initial term of two years. Thereafter, if not terminated, this Agreement shall continue in effect with respect to the Fund for successive 12 month periods, provided such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Board who are not parties to this Agreement or interested persons of the Fund or any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Board or by vote of a majority of the outstanding voting securities of the Fund; provided, however, that this Agreement may be terminated with respect to the Fund (i) by the Fund at any time without the payment of any penalty by a majority vote of the Board or by vote of a majority of the outstanding voting securities of the Fund, (ii) by the Adviser on 60 days written notice to the Sub-Adviser or (iii) by the Sub-Adviser on 60 days written notice to the Adviser. This Agreement will also immediately terminate in the event of its assignment. (As used in this Agreement, the terms "majority of the outstanding voting securities", "interested person" and "assignment" shall have the same meaning as such terms have in the 1940 Act and the rules and interpretations thereunder.) Notwithstanding the foregoing, (1) if termination of this Agreement is made expressly with respect to only the Master Fund, such termination shall not result in the termination of this Agreement as it relates to the Feeder Fund; and (2) if termination of this Agreement is made expressly with respect to only the Feeder Fund, such termination shall not result in the termination of this Agreement as it relates to the Master Fund.

     13.     Sub-Adviser's Representations. The Sub-Adviser hereby represents and warrants as follows:

             (a)     The Sub-Adviser is registered as an "investment adviser" under the Advisers Act and has the authority to enter into and perform the services contemplated by this Agreement.

             (b)     The Sub-Adviser is currently in compliance and shall continue in compliance with the requirements imposed upon the Sub-Adviser by the Rules (as defined in Section 5(a) of this Agreement).

             (c)     The Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act.

     14.     Amendment of this Agreement. Each provision of this Agreement may be changed, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought, which amendment shall be subject to the approval of the Board and, to the extent required by the 1940 Act, vote of limited partners of the Fund, subject to any applicable orders of exemption issued by the SEC.

     15.     Miscellaneous.

             (a)     The captions in this Agreement are included for convenience of reference only and in no way define or delimit any provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties herein and their respective successors and shall be governed by Delaware law.

             (b)     Any notice under this Agreement shall be given in writing addressed and delivered or mailed, postage prepaid, to the other party or parties to this Agreement at the principal place of business of each.

             (c)     This Agreement and any schedules attached hereto embody the entire agreement and understanding between the parties.

             IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their authorized signatories designated below as of the day and year first above written.

Endowment Advisors, LP

By: its general partner, The Endowment Fund GP, L.P.

By: its general partner, Endowment Fund Management, LLC

By: /s/ A. Haag Sherman
Name: A. Haag Sherman
Title: Manager

  The Endowment Fund, GP, L.P.

By: its general partner, Endowment Fund Management, LLC

By:  /s/ A. Haag Sherman
Name: A. Haag Sherman
Title: Manager

Willingham Asset Management, Inc.

By:

Title:

Dated: [ ], 2004

Schedule A
to the Sub-Advisory Agreement
among Endowment Advisers, L.P., The Endowment Fund GP, L.P., and
WILLINGHAM ASSET MANAGEMENT INC.

COMPENSATION

1% Annually, Collected Quarterly in Arrears